Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Audit Committee of

Pennant Investment Corporation:

We consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the prospectus and to the use of our report dated March 2, 2007 included herein.

KPMG LLP

New York, New York

March 5, 2007